                                                         REGISTRATION NO. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                  LUKENS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                DELAWARE                               23-2451900
        (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               ----------------

                             50 SOUTH FIRST AVENUE
                      COATESVILLE, PENNSYLVANIA 19320-0911
                                 (610) 383-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S EXECUTIVE OFFICES)

                               ----------------

                            WILLIAM D. SPRAGUE, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                  LUKENS INC.
                             50 SOUTH FIRST AVENUE
                      COATESVILLE, PENNSYLVANIA 19320-0911
                                 (610) 383-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

         PHYLLIS G. KORFF, ESQ.                 JOEL S. KLAPERMAN, ESQ.
         SKADDEN, ARPS, SLATE,                    SHEARMAN & STERLING
             MEAGHER & FLOM                       599 LEXINGTON AVENUE
            919 THIRD AVENUE                    NEW YORK, NEW YORK 10022
        NEW YORK, NEW YORK 10022                     (212) 848-4000
             (212) 735-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
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
                                                       PROPOSED
                                         PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE        TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED         REGISTERED   PER UNIT(1)     PRICE(1)       FEE
- ------------------------------------------------------------------------------
Debt Securities........  $100,000,000      100%      $100,000,000   $34,483

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(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
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                             PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated May  , 1994)
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                               U.S. $100,000,000

                     ("LOGO OF "LUKENS" APPEARS HERE")

                          Medium-Term Notes, Series A

              Due from Nine Months to 30 Years from Date of Issue

                                   --------

Lukens Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes") in an aggregate principal amount not to exceed $100,000,000 (or, if any Notes are to be Original Issue Discount Notes, Foreign Currency Notes or Indexed Notes (as each such term is defined under "Description of Notes"), such principal amount as shall result in an initial aggregate offering price equivalent to no more than $100,000,000), subject to reduction as a result of the sale of other Securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part; provided, however, that the Company may increase the foregoing maximum principal amount if in the future it determines that it may wish to sell additional Notes. See "Description of Notes" and "Plan of Distribution of Notes". Unless otherwise specified in the applicable Pricing Supplement, each Note will mature from nine months to 30 years from its date of original issuance ("Issue Date"), as selected by the initial purchaser and agreed to by the Company (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. The Notes may be subject to optional redemption, or obligate the Company to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the Holder thereof, in each case as indicated in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof or, in the case of Foreign Currency Notes, in such minimum denominations not less than the equivalent of $100,000 and such other denomination or denominations in excess thereof as shall be set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes".
The interest rate or interest rate formula, if any, currency or currency unit, issue price, Stated Maturity, redemption provisions, if any, and other terms for each Note will be established by the Company at the date of issuance of such Note and will be indicated in a Pricing Supplement. Each interest-bearing Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or
(b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier, unless otherwise indicated in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the interest rate formula will be the Commercial Paper Rate, the Prime Rate, the CD Rate, the Federal Funds Rate, LIBOR or the Treasury Rate. A Fixed Rate Note may pay a level amount in respect of both principal and interest amortized over the life of such Note (an "Amortizing Note"). Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.
Notes may be represented either by a certificate issued in definitive form (a "Certificated Note") or by a permanent global Note or Notes, registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (a "Book-Entry Note"), as specified in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and its participants. Except as described under "Description of Notes--Book-Entry Notes", owners of beneficial interests in a Book-Entry Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof.
                                  --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                         Distributors'
            Price to    Commissions or         Proceeds to
           Public(1)     Discounts(2)         Company(2)(3)
- ----------------------------------------------------------------
Per Note      100%        .125%-.750%        99.250%-99.875%
- ----------------------------------------------------------------
Total(4)  $100,000,000 $125,000-$750,000 $99,250,000-$99,875,000

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(1) Unless otherwise indicated in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount. If so indicated in the applicable Pricing Supplement, Notes may be resold by the Distributors, acting as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
(2) Unless otherwise specified in the applicable Pricing Supplement, the Company will pay a commission (or grant a discount) to CS First Boston Corporation and J.P. Morgan Securities Inc. (the "Distributors") of .125% to .750% of the principal amount of any Note, depending on its Stated Maturity, sold through any such Distributor, acting as agent (or sold to the Distributor as principal in circumstances in which no other discount is agreed).
(3) Before deducting other expenses payable by the Company estimated at $   .
(4) Or the equivalent thereof in other currencies or currency units.

                                   --------

  The Notes are being offered on a continuing basis by the Company through the Distributors, each of which has agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Distributor on its own behalf at negotiated discounts. The Company reserves the right to sell Notes directly on its own behalf and accept (but not solicit) offers to purchase Notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of Notes by or through the Distributors. The Company also reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Distributor may reject any offer to purchase Notes, in whole or in part. The Notes will not be listed on any securities exchange, unless otherwise indicated in the applicable Pricing Supplement, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution of Notes".

CS First Boston                                      J.P. Morgan Securities Inc.
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            The date of this Prospectus Supplement is        , 1994.

  IN CONNECTION WITH THIS OFFERING, THE DISTRIBUTORS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

  Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the currency or currency unit specified in the applicable Pricing Supplement (the "Specified Currency"). At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. If requested on or prior to the fifth Market Day preceding the date of delivery of the Notes, or by such other day as determined by the Distributor who presented such offer to purchase Notes to the Company, such Distributor is prepared to arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for the Notes. Each such conversion will be made by such Distributor on such terms and subject to such conditions, limitations and charges as such Distributor may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

  References herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and conditions of Debt Securities set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. Capitalized terms not defined under this heading or in the Glossary contained in this Prospectus Supplement have the meanings assigned to them in the Prospectus or the Indenture.

GENERAL

  The Notes offered hereby will be issued under the Indenture referred to in the accompanying Prospectus between the Company and Continental Bank, National Association, as Trustee (the "Trustee"). The Notes constitute a single series for purposes of the Indenture, limited to an aggregate principal amount not to exceed $100,000,000 (or, if any Notes are to be Original Issue Discount Notes or are to be denominated in one or more foreign currencies or currency units ("Foreign Currency Notes") or with amounts payable in respect of principal of or any premium or interest on the Notes to be determined by reference to the value, rate or price of one or more specified indices ("Indexed Notes"), such principal amount as shall result in an aggregate initial offering price equivalent to no more than $100,000,000). The foregoing limit may be increased by the Company if in the future it determines that it may wish to sell additional Notes. The Notes offered hereby may be reduced by an amount equal to the aggregate initial offering price of any other Debt Securities (as defined in the accompanying Prospectus) sold by the Company (including any other series of medium-term notes). See "Plan of Distribution of Notes". For a description of the rights attaching to different series of Securities (including the Notes) under the Indenture, see "Description of Debt Securities" in the Prospectus.

  Unless otherwise specified in the applicable Pricing Supplement, each Note will mature from nine months to 30 years from its Issue Date, as selected by the initial purchaser and agreed to by the Company (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company.

  The Notes will be issuable only in fully registered form and, unless otherwise indicated in the applicable Pricing Supplement, only in denominations of $100,000 and integral multiples of $1,000 in excess thereof, or, in the case of Foreign Currency Notes, in such minimum denomination not less than the equivalent of $100,000 and such other denomination or denominations in excess thereof as shall be set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes".

  Notes will initially be represented either by a Certificated Note or by a Book-Entry Note, as indicated in the applicable Pricing Supplement. See "Description of Notes--Book-Entry Notes" below.

  Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the Notes will be made in U.S. dollars in the manner indicated in the accompanying Prospectus and this Prospectus Supplement. If any of the Notes are to be denominated in one or more currencies or currency units other than U.S. dollars, additional information pertaining to the terms of such Notes and other matters relevant to the Holders thereof will be described in the applicable Pricing Supplement. See "Payment Currency" below and "Special Provisions Relating to Foreign Currency Notes".

  In addition, Notes may be issued as Original Issue Discount Notes, as Indexed Notes or as Amortizing Notes. See "Original Issue Discount Notes", "Indexed Notes" and "Amortizing Notes" below.

  The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that a Note will be redeemable at the option of the Company on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption or repayment. In addition, the applicable Pricing Supplement will indicate either that the Company will not be obligated to redeem a Note pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof or that the Company will be so obligated. If the Company will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation. The applicable Pricing Supplement will also indicate whether a Note is subject to an optional extension beyond its Stated Maturity as described under "Extension of Maturity".

  Payments of principal of, and any premium and interest on, Book-Entry Notes will be made to the Depositary, or its nominee, as Holder thereof, in accordance with arrangements then in effect between the Trustee and the Depositary. Unless otherwise indicated in an applicable Pricing Supplement, payments of principal of, and any premium and interest due at Maturity on Certificated Notes denominated and payable in U.S. dollars will be made in immediately available funds at the Corporate Trust Office of Continental Bank, National Association in Chicago, Illinois or at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. At the option of the Company, payment of interest on such Certificated Notes, other than interest at Maturity, may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by such Holder with a bank located in the United States, provided such Holder shall have provided in writing to the Trustee, on or prior to the relevant Regular Record Date, appropriate payment instructions. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes denominated and payable in U.S. dollars and having the same Interest Payment Date shall be entitled to receive such interest payments by wire transfer of immediately payable funds to an account maintained by such Holder with a bank located in the United States; provided that the Holder shall have provided in writing to the Trustee, at least 15 days prior to the relevant Regular Record Date, appropriate payment instructions. With respect to payments on Foreign Currency Notes, see "Payment Currency".

  Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Continental Bank, National Association in Chicago, Illinois or at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. With respect to registration of transfer and exchange of Book-Entry Notes, see "Description of Notes--Book-Entry Notes" below and "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

  Interest rates, interest rate bases and various other variable terms of the Notes described herein are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

  Unless otherwise indicated in the applicable Pricing Supplement, Fixed Rate Notes denominated and payable in U.S. dollars will be subject to the provisions of the Indenture described in the Prospectus under "Description of Debt Securities--Defeasance and Covenant Defeasance".

PAYMENT CURRENCY

  The Company is obligated to make payments of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent to U.S. dollars for payment to Holders. Principal of, and any premium and interest on, a Foreign Currency Note paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for interest on Notes denominated and payable in U.S. dollars.

  Unless otherwise specified in the applicable Pricing Supplement, any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Market Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

  Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and any premium and interest on such Note in the Specified Currency by transmitting a written request for such payment to the Trustee at its Corporate Trust Office in Chicago, Illinois or at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, on or prior to the Regular Record Date in the case of an interest payment or at least 15 days prior to Maturity in the case of a principal or premium payment. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the relevant Regular Record Date or at least 15 days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose

Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

  Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in the Specified Currency must notify the participant through which its interest is held on or prior to the applicable Regular Record Date, in the case of a payment of interest, and on or prior to the fifteenth day prior to Maturity, in the case of a payment of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depository of such election on or prior to the third Market Day after such Regular Record Date. The Depository will notify the Paying Agent of such election on or prior to the fifth Market Day after such Regular Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depository, and by the Depository to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

  Interest on a Foreign Currency Note paid in the Specified Currency will be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. All checks in a Specified Currency will be drawn on a bank located outside the United States. Payments at Maturity of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency will be made by wire transfer to an account with a bank located in the country of the Specified Currency (or, in the case of European Currency Units ("ECUs"), Brussels), as shall have been designated at least 15 days prior to Maturity by the Holder; provided that the Note is presented at the Corporate Trust Office of the Trustee in Chicago, Illinois or at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in time for such Paying Agent to make such payments in such funds in accordance with its normal procedures.

  If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Market Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. See "Foreign Currency Risks--Exchange Rates and Exchange Controls" in the accompanying Prospectus. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

  If payment in respect of a Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company will be entitled, but not required, to make any payments in respect of such Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the currency unit for the purpose (the "Component Currencies" or, individually, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise indicated in the applicable Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of Notes.

INTEREST

  Each interest-bearing Note will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for to, but excluding, the relevant Interest Payment Date at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date.

  Interest, if any, will be payable on each Interest Payment Date and at Maturity; see "Description of Notes--General". Interest will be payable generally to the person (which, in the case of a Book-Entry Note, shall be the Depositary) in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person (which, in the case of a Book-Entry Note, shall be the Depositary) to whom principal shall be payable. Unless otherwise indicated in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the date of issue of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date. With respect to payments of interest on Book-Entry Notes, see "Description of Notes--Book-Entry Notes".

FIXED RATE NOTES

  The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Date with respect to Fixed Rate Notes other than Amortizing Notes shall be May 1 and November 1 of each year and at Maturity and the Regular Record Dates for such Notes shall be the April 15 and October 15 next preceding the relevant Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Market Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Market Day as if made on the date such payment was due, and no additional interest will accrue as a result of such delayed payment.

FLOATING RATE NOTES

  The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note. Such basis may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the CD Rate, in which case such Note will be a CD Rate Note, (d) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (e) LIBOR, in which case such Note will be a LIBOR Note, (f) the Treasury Rate, in which case such Note will be a Treasury Rate Note, or (g) such other interest rate basis or formula as may be agreed to between the Company and the purchaser and set forth in the applicable Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note. See "Glossary" for definitions of certain terms used in this Prospectus Supplement.

  The rate of interest on a Floating Rate Note in effect on any date will be
(a) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that the interest rate in effect from the Issue Date of a Floating Rate Note (or that of a predecessor Note) to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). Subject to applicable provisions of law and except as described herein, the rate of interest on a Floating Rate Note on any Interest Reset Date with respect thereto will be the rate of interest determined with respect to the Interest Determination Date pertaining to such Interest Reset Date as determined in accordance with the applicable provisions described below.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Note, such Interest Reset Date shall be the next succeeding Market Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Market Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

  The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date") or a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Market Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Market Day) and the Interest Reset Date will be the Market Day immediately following such Treasury Interest Determination Date. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction for such week is held on Monday or the preceding Friday, such Monday or preceding Friday shall be the Treasury Interest Determination Date for such week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Market Day, the next succeeding Market Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Treasury Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Market Day.

  A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on such Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. The limit may not apply to Notes in which $2,500,000 or more has been invested.

  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Date will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If, pursuant to the preceding sentence, an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Market Day with respect to such Note, such Interest Payment Date shall be the next succeeding Market Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Market Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Market Day. If the Maturity of a Floating Rate Note falls on a day that is not a Market Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Market Day, and no interest on such payment shall accrue from and after such Maturity. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day.

  Unless otherwise specified in the applicable Pricing Supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360 (or, in the case of Treasury Rate Notes, by the actual number of days in the year). The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.

  Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, upwards if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).

  Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

  Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) or the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (which may include any Distributor or its affiliates) for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                                 D X 360
                               -----------  X 100
           Money Market Yield =360-(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  Prime Rate Notes. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate as described below, and then applying the Spread and/or Spread Multiplier, if any, which is applicable to the Interest Reset Period) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page for the Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by at least two of three major money center banks in The City of New York selected by the Calculation Agent after consultation with the Company. If fewer than two such rates are quoted as aforesaid, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by one or two, as the case may be, substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as set forth above, the Prime Rate will remain the Prime Rate then in effect on such Interest Determination Date.

  CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the secondary market offered rates, as of 10:00 a.m., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (which may include any Distributor or its affiliates) for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

  Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified on the face of such Federal Funds Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Federal Funds Rate for that Federal Funds Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, prior to 9:00 a.m., New York City time, on that Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York (which may include any Distributor or its affiliates) selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions: On each LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Market Day immediately following such LIBOR Interest Determination Date, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. If such rate does not so appear on the Telerate Page 3750, the rate in respect of such LIBOR Interest Determination Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the LIBOR Interest Determination Date next preceding the relevant Interest Reset Date to prime banks in the London interbank market for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent (which may include any Distributor or its affiliates), at approximately 11:00 a.m., New York City time, on that LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, if the aforesaid rate cannot be determined by the Calculation Agent, LIBOR in respect of such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

  Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "U.S. Government Securities/Treasury Bills--Auction Average (Investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market". In the event that such rate is not so published by 3:00 p.m., New York City time, on its Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent (which may include any Distributor or its affiliates), for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

  Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of Maturity of such Note. See "United States Taxation--Original Issue Discount".

INDEXED NOTES

  Notes may be issued as Indexed Notes, of which the principal amount payable at Maturity and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional tax considerations will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

  The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments of principal and interest on Amortizing Notes, which are securities for which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each February 1, May 1, August 1 and November 1 or semiannually on each May 1 and November 1, and on the Stated Maturity, unless otherwise specified in an applicable Pricing Supplement. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in such Notes.

EXTENSION OF MATURITY

  The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

  The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). Not later than 40 days prior to the Original Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or higher Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

  If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the Original Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the Original Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Redemption-- Redemption (Option of Holder)" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until 5:00 p.m., New York City time on the tenth day before the Original Stated Maturity.

REDEMPTION

  Redemption (Option of Company). If one or more Redemption Dates (or range of Redemption Dates) is specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such Pricing Supplement, on any such date (or during any such range of dates) at the option of the Company upon not less than 30 days' or more than 60 days' notice, at the Redemption Price or Prices specified in the applicable Pricing Supplement, together with interest accrued to the Redemption Date; provided, however, that interest installments due prior to the date fixed for redemption will be payable to the Holder of record at the close of business on the Regular Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for the Notes. If less than all Notes of like tenor are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  Redemption (Option of Holder). If one or more Redemption Dates (Option of Holder) (or range of such dates) is specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole, or from time to time in part, as specified in such Pricing Supplement, on any such date (or during any such range) or, if such date is not a Market Day, on the first Market Day following such date, at the election of Holder at the Redemption Price determined as set forth in the applicable Pricing Supplement, together with interest accrued to the Redemption Date; provided, however, that interest installments due on or prior to the date fixed for redemption will be payable to the Holder of record at the close of business on the Regular Record Date.

  Unless otherwise specified in the applicable Pricing Supplement, in order to exercise such an election, a Holder must, unless a different notice period is specified in the applicable Pricing Supplement, give to the Trustee not less than 30 days' nor more than 60 days' notice. Unless otherwise specified in the applicable Pricing Supplement, any such notice shall consist of either (i) the Note with the form entitled "Option to Elect Redemption" duly completed, or
(ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States, setting forth the name of the Holder, the principal amount of the Note, the principal amount of the Note to be redeemed, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect redemption is being exercised thereby and a guarantee that such Note, together with the duly completed form entitled "Option to Elect Redemption", will be received by the Trustee not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter shall only be effective if such Note and such form, duly completed, are received by the Trustee by such fifth Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, exercise of a redemption option by a Holder will be irrevocable (except pursuant to an Extension Notice). Such option may be exercised with respect to less than the entire principal amount of a Note; provided that the portion remaining Outstanding after such redemption is an authorized denomination.

  If a Note is represented by a Book-Entry Note the Depositary's nominee will be the Holder thereof entitled to exercise a right to redemption. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of an interest in such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Book-Entry Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

REPURCHASE

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY NOTES

  Upon issuance, all Book-Entry Notes of like tenor and having the same Issue Date will be represented by one or more fully registered securities in permanent global form (each a "Global Note"). Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Notwithstanding any provision of the Indenture or any Note described herein, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be qualified to act as such as required by the Indenture or, (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note. All Notes issued in exchange for a Global Note or any portion thereof will be registered in such names as the Depositary may direct. See "Description of Debt Securities--Global Securities" in the Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, the Depositary will only accept the deposit of a Global Note denominated in U.S. dollars.

  Ownership of beneficial interests in a Global Note representing Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. The Company has been advised by the Depositary that upon the issuance of a Global Note representing Book-Entry Notes, and the deposit of such Global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Distributor or, to the extent that the Book-Entry Notes are offered and sold directly, by the Company.

  The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a Global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants.

  The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Distributors), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

  The following provisions, which apply to Foreign Currency Notes, supplement the description of general terms and conditions of (a) Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus and (b) Notes set forth above under the heading "Description of Notes" in this Prospectus Supplement.

  THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  Unless otherwise indicated in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the Specified Currency in which such Note is denominated.

  The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

  Specific information pertaining to the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be described in the applicable Pricing Supplement. Such information contained therein shall be furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit designated by the Company at the time of offering (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Notes. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note, in the U.S. dollar-equivalent value of the principal repayable at Maturity of such Note and, generally, in the U.S. dollar-equivalent market value of such Note.

  Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's Maturity. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available to the Company at an Interest Payment Date for, or at Maturity of, such Note due to other circumstances beyond the control of the Company.

GOVERNING LAW AND JUDGMENTS

  The Debt Securities will be governed by and construed in accordance with the law of the State of New York. In the event an action based on Foreign Currency Notes were commenced in a court of the United

States, it is likely that such court would grant judgment relating to such Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee converts U.S. dollars to the Specified Currency for payment of the judgment.

  The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

                             UNITED STATES TAXATION

  The following is a summary of the principal United States Federal tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes and currencies or composite currencies other than U.S. dollars ("Foreign Currency") held as capital assets. Moreover, except as expressly indicated, it deals only with initial purchasers, and it does not deal with beneficial owners with a special tax status or special tax situations, such as financial institutions, insurance companies, dealers in securities or currencies, persons holding Notes (or Foreign Currency) as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, or persons whose functional currency is not the U.S. dollar. In the event the Company intends to issue Indexed Notes, the applicable Pricing Supplement will describe the material Federal income tax consequences. Except to the extent discussed below under "Non-U.S. Holders", this summary may not be applicable to non-United States persons not subject to United States Federal income tax on their worldwide income. The summary is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. As used herein, the term "Non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

 Payments of Interest

  In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under "Foreign Currency Notes", apply.

 Original Issue Discount

  The following discussion summarizes the United States Federal income tax consequences to holders of Notes issued with original issue discount ("OID"). The basic rules for reporting OID are contained in the Internal Revenue Code of 1986, as amended (the "Code"). On February 4, 1994, the Treasury Department issued final regulations (the "OID Regulations"), which expand and illustrate the rules provided by the Code.

  Special rules apply to OID on a Discount Note, as defined below, that is denominated in Foreign Currency. See "Foreign Currency Notes--Foreign Currency Discount Notes".

  General. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its "issue price" is greater than a de minimis amount (set forth in the Code and the OID Regulations). Generally, the "issue price" of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold. Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The Pricing Supplement will state whether a particular issue of Notes will constitute Discount Notes.

  In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID". Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

  In the case of Discount Notes, the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is not fixed throughout the term of the Note and it is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more floating or fixed rates. Notice will be given in the applicable Pricing Supplement if the Company determines that a particular Note will be a Discount Note.

  A U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue must include OID in income for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of cash payments attributable to such income, regardless of such holder's method of accounting for tax purposes. Under this method, a U.S. Holder of a Discount Note generally will have to include in income increasingly greater amounts of OID over the life of the Note. The Company will report annually to the Internal Revenue Service (the "IRS") and to holders of Notes the OID accrued with respect to each Note. Prospective holders are advised to consult their tax advisers with respect to the particular original issue discount characteristics of the Note that is being purchased.

  Acquisition Premium. A U.S. Holder that purchases a Discount Note at its original issuance for an amount in excess of its issue price but less than or equal to its stated redemption price at maturity (any such excess being "acquisition premium") is permitted to reduce the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the holder holds the Note) by the portion of the acquisition premium properly allocable to the period. Alternatively, a U.S. Holder may make the election described below under "Original Issue Discount--Election to Treat All Interest as Original Issue Discount", to compute OID accruals treating the U.S. Holder's purchase price as the issue price.

  Optional Redemption. If the Company has an option to redeem a Note, or the Holder has an option to cause a Note to be repurchased, prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

  Short-Term Notes. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, an individual or other cash basis U.S. Holder of a Short-Term Note is not required to accrue OID for United States Federal income tax purposes unless such Holder elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to accrue original issue discount on Short-Term Notes on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding). In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Notes will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

  Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount" as defined below, if any, with respect to the Note (rather than the OID with respect to such Note). A cash basis U.S. Holder who makes such an election cannot revoke such election without the consent of the IRS, and such election shall apply to all Short-Term Notes acquired by the holder in the year the election is made and in all subsequent years. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price. Acquisition discount will be treated as accruing on a straight-line basis or, at the election of the Holder, on a constant-yield basis.

  For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

 Notes Purchased at a Premium

  Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium", in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply, which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service (the "IRS"). See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

 Notes Purchased at a Market Discount

  If a U.S. Holder purchases a Note, other than a Short-Term Note, for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its adjusted issue price (a "Market Discount Note"), the amount of the difference generally will be treated as "market discount", subject to a de minimis rule similar to the rule relating to de minimis OID described under "Original Issue Discount--General".

  In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note which has not previously been included in income. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note, in which case the rules described above regarding the treatment as ordinary income of gain upon disposition would not apply. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election shall apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

  The market discount rules do not apply to a Short-Term Note.

 Election To Treat All Interest as Original Issue Discount

  Any U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount--General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount (described above under "Notes Purchased at a Market Discount"), acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described above under "Notes Purchased at a Premium") or acquisition premium.

  In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's tax basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

  If the election described above to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

 Purchase, Sale and Retirement of the Notes

  General. A U.S. Holder's tax basis in a Note will generally be its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the U.S. Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Original Issue Discount--Short Term Notes" or "Market Discount" or in the next succeeding paragraph, and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

 Foreign Currency Notes

  Interest Payments. If an interest payment on a Note is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. No exchange gain or loss will be recognized with respect to the receipt of such payment.

  Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payments in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, at the spot exchange rate in effect on the last day of the partial period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the interest payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period under one of the methods described above.

  Exchange of Foreign Currencies. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

  Foreign Currency Discount Notes. In the case of a Discount Note or Short-Term Note, OID or acquisition discount is determined in units of Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder as described above in "Foreign Currency Notes--Interest Payments". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), the amount of exchange gain or loss on the accrued discount generally will equal the difference, if any, between the U.S. dollar value of the income received at the rate of exchange on the date of receipt and the U.S. dollar value of such income, as translated above.

  Market Discount. In the case of a Note with market discount, market discount is determined in units of the Foreign Currency. Accrued market discount taken into account upon the sale or retirement of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date and no part of such accrued market discount is treated as exchange gain or loss. Alternatively, accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars at the average exchange rate in effect during such accrual period, and the amount of exchange gain or loss on the accrued discount determined upon sale or retirement of the Note generally will equal the difference, if any, between the U.S. dollar value of the accrued discount at the rate of exchange on the date of disposition and the U.S. dollar value of such accrued discount, as translated above.

  Amortizable Bond Premium. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency and the amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

  Exchange Gain or Loss. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. To the extent the amount realized on disposition of a Note represents accrued but unpaid interest, however, such amount must be taken into account as interest income, with exchange gain or loss computed as described in "Foreign Currency Notes--Interest Payment". However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the date the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note.

 Indexed Notes

  The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to currency indexed Notes or other indexed Notes.

NON-U.S. HOLDERS

  Under present Federal income and estate tax law, assuming certain certification requirements are met (including identification of the beneficial owner of the Note) and subject to the discussion of backup withholding below:

    (a) Payments of interest (including any OID) on a Note to any Non-U.S. Holder will not be subject to Federal income or withholding tax, provided that (1) the holder is not a direct or indirect 10% or greater stockholder of the Company, (2) the holder is not (i) a controlled foreign corporation related to the Company, or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Code, (3) such interest payments are not effectively connected with a U.S. trade or business and (4) such interest is not "contingent interest" within the meaning of section 871(h)(4) of the Code (which generally includes interest determined by reference to certain attributes or payments of the debtor or a related party, but not interest determined by reference to changes in the value of or yield on certain actively traded property or by reference to any other amount of non-contingent interest).

    (b) Generally, a Non-U.S. Holder will not be subject to Federal income or withholding tax on any amount which constitutes capital gain upon retirement or disposition of a Note, unless (1) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, if a treaty applies, generally attributable to the United States "permanent establishment" maintained by the holder, or (2) such holder is an individual who is present in the United States for 183 days or more during the taxable year and who has a tax home in the United States.

    (c) The Notes or any portion thereof will not be includible in the estate of a Non-U.S. Holder unless (1) the individual is a direct or indirect 10% or greater stockholder of the Company, (2) at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States or (3) the Notes provide for contingent interest within the meaning of section 871(h)(4) of the Code.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under current Federal income tax law, information (including a beneficial owner's name, address and taxpayer identification number, and the aggregate amount of interest, principal payments, and the proceeds of sales before maturity) with respect to certain noncorporate beneficial owners of Notes must be provided to the IRS. In addition, backup withholding tax is required with respect to certain interest and principal payments made to, and the proceeds of sales before maturity by, certain holders if such persons fail to supply taxpayer identification numbers and other information. Interest paid with respect to a Note, and payment of the proceeds from a sale of a Note to or through the United States office of a broker, received by a Non-U.S. Holder will not be subject to information reporting and backup withholding if the payor has received the appropriate certification statements. The appropriate certification procedures require that the holder certify as to its status and provide its name and address. In addition, payments of the proceeds from the sale of a Note to or through a foreign office of a broker or the foreign office of a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note will not be subject to information reporting or backup withholding, except that if the broker, custodian, nominee or other agent is a United States person, a controlled foreign corporation for Federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business, information reporting may be required with respect to payments made to such owners.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                         PLAN OF DISTRIBUTION OF NOTES

  Under the terms of a Distribution Agreement, dated May , 1994 (the "Distribution Agreement"), the Notes are offered on a continuing basis by the Company through the Distributors, each of which has agreed to use reasonable efforts to solicit purchases of the Notes. Unless otherwise disclosed in the applicable Pricing Supplement, the Company will pay a commission, or grant a discount, to the Distributors. The Company will pay each Distributor a commission of from .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through such Distributor, as agent. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Distributor shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part.

  The Company also may sell Notes to any Distributor, acting as principal, at a discount to be agreed upon at the time of sale. Such Notes may be resold at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices, as determined by such Distributor. Such Notes may also be resold to certain securities dealers who may resell to investors at the public offering price set forth on the cover page of the applicable Pricing Supplement. Such dealers also may receive compensation in the forms of discounts, concessions or commissions from the Distributors and/or commissions from the purchasers for whom they may act as agents. Unless otherwise specified in the applicable Pricing Supplement, any concession allowed by any Distributor to any such dealer shall not be in excess of the commission or discount received by such Distributor from the Company. The offering price and other selling terms for such resales may from time to time be varied by such Distributor.

  The Distributors, whether acting as agents or as principals for their own accounts, may also receive commissions from purchasers of Notes for whom they may act as agent.

  The Company has reserved the right to sell Notes directly on its own behalf and to accept (but not solicit) offers to purchase Notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of Notes pursuant to the Distribution Agreement. In addition, the Company has reserved the right to appoint additional agents for the purpose of soliciting offers to purchase Notes. Such additional distributors or agents, as the case may be, will be named in the applicable Pricing Supplement. No commission will be payable on any Notes sold directly by the Company.

  The Distributors and any dealers to whom the Distributors may sell Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Distributors against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the Distributors may be required to make in respect thereof. The Company has agreed to reimburse the Distributors for certain expenses.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes, other than Foreign Currency Notes, will be required to be made in funds immediately available in The City of New York. With respect to payment of the purchase price of Foreign Currency Notes, see "Important Currency Exchange Information" herein.

  CS First Boston Corporation and J.P. Morgan Securities Inc. engage in transactions with or perform services for the Company in the ordinary course of business.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York, and for the Distributors by Shearman & Sterling, New York, New York.

                                    GLOSSARY

  Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement.

  "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be Continental Bank, National Association.

  "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note, which is the applicable date set forth below, unless otherwise indicated in the applicable Pricing
Supplement:

    Prime Rate--The Prime Rate Interest Determination Date.

    CD Rate--The earlier of (i) the tenth day after the related CD Rate Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day; and (ii) the Market Day next preceding the relevant Interest Payment Date or date of Maturity, as the case may be.

    Commercial Paper Rate--The earlier of (i) the tenth day after the related Commercial Paper Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day; and (ii) the Market Day next preceding the relevant Interest Payment Date or date of Maturity, as the case may be.

    Federal Funds Rate--The earlier of (i) the tenth day after the related Federal Funds Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day; and (ii) the Market Day next preceding the relevant Interest Payment Date or date of Maturity, as the case may be.

    LIBOR--The Libor Interest Determination Date.

    Treasury Rate--The earlier of (i) the tenth day after the related Treasury Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day; and (ii) the Market Day next preceding the relevant Interest Payment Date or date of Maturity, as the case may be.

  "CD Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--CD Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

  "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Commercial Paper Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

  "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities", or any successor publications, published by the Federal Reserve Bank of New York.

  "Exchange Rate Agent" means the agent appointed by the Company to convert principal and any premium and interest payments in respect of Foreign Currency Notes into U.S. dollars. Unless otherwise provided in a Pricing Supplement, the Exchange Rate Agent will be Continental Bank, National Association.

  "Federal Funds Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Federal Funds Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

  "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

  "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.

  "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Issue Date (or that of a predecessor Note) to the first Reset Date, as indicated in the applicable Pricing Supplement.

  "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Reset Date and calculated on the related Calculation Date (except in the case of Prime Rate and LIBOR, which are calculated on the related Prime Rate Interest Determination Date and LIBOR Interest Determination Date, respectively). See the fourth paragraph under the heading "Description of Notes--Floating Rate Notes" for the Interest Determination Dates for Floating Rate Notes. The Interest Determination Dates for any Floating Rate Note will also be indicated in the applicable Pricing Supplement.

  "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See the third paragraph under the heading "Floating Rate Notes" for the applicable Reset Dates for such Notes. The Reset Dates with respect to any Floating Rate Note will also be set forth in the applicable Pricing Supplement and in such Note.

  "LIBOR" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--LIBOR Notes", unless otherwise indicated in the applicable Pricing Supplement.

  "London Market Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  "Market Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York or Chicago, Illinois, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close, and (b) with respect to LIBOR Notes only, any such day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market, (c) with respect to Foreign Currency Notes (other than Foreign Currency Notes denominated in European Currency Units ("ECUs")) only, any such day that is not a Saturday or a Sunday and that, in the principal financial center of the country of the Specified Currency is not a day on which banking institutions generally are authorized or obligated by law or executive order to close and (d) with respect to Foreign Currency Notes denominated in ECU, any day that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day in which payments in ECU are made.

  "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfer for such Specified Currency as certified for customs purposes by (or if not so certified as otherwise determined by) the Federal Reserve Bank of New York.

  "Maturity", when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as provided therein or as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

  "Prime Rate" means the rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Prime Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

  "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying the prime rate or base lending rate of major United States banks).

  "Specified Currency" shall have the meaning set forth under the heading "Important Currency Exchange Information".

  "Spread" means the number of basis points specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

  "Spread Multiplier" means the percentage specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

  "Stated Maturity", when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

  "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices relating to LIBOR).

  "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of Notes--Floating Rate Notes--Treasury Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

                   SUBJECT TO COMPLETION, DATED MAY 17, 1994

- --------------------------------------------------------------------------------

                              P R O S P E C T U S

- --------------------------------------------------------------------------------

                                 $100,000,000

                        (LOGO OF LUKENS APPEARS HERE)
                                Debt Securities

                                  ---------

  Lukens Inc. (the "Company") may offer from time to time its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") at an aggregate initial offering price of not more than $100,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies or currency units. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements.

  The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement or Prospectus Supplements. Debt Securities may be issued with amounts payable in respect of principal of or any premium or interest on the Debt Securities determined by reference to the value, rate or price of one or more specified indices.

  The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                  The date of this Prospectus is May  , 1994.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The common stock of the Company is listed on, and reports, proxy statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the United States Securities Act of 1933, as amended (the "Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There is hereby incorporated by reference in this Prospectus the Company's
(i) Annual Report on Form 10-K for the fiscal year ended December 25, 1993 and
(ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 1994 heretofore filed with the Commission by the Company pursuant to the Exchange Act.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Lukens Inc., 50 South First Avenue, Coatesville, Pennsylvania 19320-0911, Attention: Corporate Secretary, telephone number (610) 383-2000.

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                                  THE COMPANY

  The Company, through its Lukens Steel Group, is a specialized producer of an extensive range of carbon, alloy and clad plate steels and, since the acquisition of Washington Steel Corporation in 1992, a major producer of flat rolled stainless steel products, including stainless steel plate, sheet, strip, hot band and slabs. The Company endeavors at both its Lukens Steel Group and Washington Stainless Group to establish strong market positions by emphasizing higher value specialized products and by providing superior levels of customer service. The Company has significant market shares in certain market segments, such as alloy, clad, heavy gauge and heat treated carbon plate steel and certain grades of flat rolled stainless steel. Both the Lukens Steel Group and Washington Stainless Group employ state-of-the-art electric arc furnace technology in the production of raw steel and extensive and specialized processing and finishing capabilities. As part of a program adopted in 1993 to focus the Company's resources on its steel businesses, the Company recently sold its safety products and materials handling businesses and has announced that its other industrial businesses are for sale. These businesses are now reported by the Company as discontinued operations.

  The Lukens Steel Group's competitive strategy is to provide superior service by meeting customer requirements for specialized grades and quality, non-standard shapes and sizes and short delivery times, while pricing its products competitively. Because of overcapacity in the steel industry, price competition has been intense. Prices and availability of raw materials fluctuate significantly and are affected by a number of factors. To support its competitive strategy, the Company identifies and pursues capital expenditure programs that enhance its capabilities and productivity, and employs a flexible "job shop" manufacturing philosophy. The flexibility of its production process allows it to produce the broadest range of plate sizes and grades in the industry. The majority of the Lukens Steel Group's sales involve non-standard sizes, specialized chemistries or unique finishing capabilities. As a result, the Lukens Steel Group manufactures most of its products for a particular customer order. The Company believes it is the largest producer of alloy and clad plate steel in the United States. Furthermore, the Lukens Steel Group has the production scheduling systems to provide what it believes is the highest shipped-on-time performance in the industry. Principal end use markets for the Lukens Steel Group's products include industrial and capital equipment, bridge construction, power generation, process vessels and environmental control, mining and construction equipment. The Lukens Steel Group represented 51.6% of the Company's consolidated net sales (which excludes sales from discontinued operations) in fiscal 1993.

  The Washington Stainless Group focuses on specialized flat rolled stainless steel products by using a customer-oriented strategy similar to that employed by the Lukens Steel Group. The Washington Stainless Group emphasizes light gauge, non-standard width cold rolled products for markets in which importers and larger domestic producers are typically not as active. However, in fiscal 1993, increased foreign competition in certain segments affected prices and volumes. The Washington Stainless Group is the largest volume distributor of flat rolled stainless steel in North America with seven service centers strategically located across the United States and Canada that have the capacity to process 70,000 tons per year. Principal end uses for the Washington Stainless Group's products include tank fabrication, tubular products and holding vessels for the chemical and pulp paper industries, food service equipment and architectural uses as well as consumer durables, such as appliances, sinks and automotive wheel covers. The Washington Stainless Group represented 48.4% of the Company's consolidated net sales (which excludes sales from discontinued operations) in fiscal 1993.

  The Company's goal is to create North America's only flexible, cost-effective manufacturing process that can produce carbon, alloy and stainless steel products. In 1993, Lukens launched a $400 million, five-year capital investment program aimed primarily at promoting synergies between the Lukens Steel Group and Washington Stainless Group and expanding product lines to take advantage of the anticipated long-term growth in stainless steel markets. The Company began construction in 1993 on the centerpiece of the program, a Steckel-type hot rolling mill at Conshohocken, Pennsylvania which will produce wider and thinner plate and sheet products. The mill is scheduled to start up in December 1994. The Company also announced it will install a stainless steel refining system at its Coatesville steelmaking facility that is expected to be completed in early 1995. This system will make Coatesville the only melting operation in North America that can produce carbon, alloy and stainless steels. During 1993, the Washington Stainless Group implemented a significant capital program to increase the capacities of existing finishing lines at its Washington, Pennsylvania and Massillon, Ohio facilities and to upgrade an existing cold rolling mill at its Massillon, Ohio facility.

  The Company was incorporated in Delaware in 1986 as the successor to a business founded in 1810 and conducts its operations through subsidiaries. The Company's corporate headquarters are located at 50 South First Avenue, Coatesville, Pennsylvania 19320-0911 and its telephone number is (610) 383-2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below have been derived from the consolidated financial statements of the Company, which (except for the first fiscal quarters of 1994 and 1993 and the ratios of earnings to fixed charges) have been audited by Arthur Andersen & Co., independent public accountants.

  The selected financial data are qualified in their entirety by, and should be read in conjunction with, the Company's consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1993 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 1994, incorporated herein by reference.

                          1ST QUARTER 1ST QUARTER
                            1994(1)     1993(1)   1993(1)   1992(1)     1991     1990      1989
                          ----------- ----------- --------  --------  -------- --------  --------
                                  (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF EARNINGS
 DATA:
Net sales...............   $220,914    $221,116   $862,072  $695,772  $423,154 $488,217  $476,838
Operating earnings
 (loss).................        (15)     14,286     36,602    51,820    22,006   59,376    60,025
Net non-operating
 (expense) income.......     (4,080)     (4,248)   (16,319)  (12,737)      225     (686)   (2,758)
Income tax expense
 (benefit)..............     (1,597)      3,876      7,161    15,289     8,432   21,829    21,275
Earnings (loss) from
 continuing operations..     (2,498)      6,162     13,122    23,794    13,799   36,861    35,992
Discontinued operations,
 net of tax.............        --           16      2,780     9,261     9,197    7,291     5,502
Net earnings (loss)
 before cumulative
 effect of accounting
 changes................     (2,498)      6,178     15,902    33,055    22,996   44,152    41,494
 Per common share--pri-
   mary
  Continuing operations.       (.21)        .39        .76      1.63       .96     2.80      2.72
  Discontinued
   operations...........        --          --         .19       .68       .72      .58       .43
  Net earnings (loss)...       (.21)        .39        .95      2.31      1.68     3.38      3.15
Ratio of earnings to
 fixed charges..........        .17        3.09       2.04      3.45      8.05    17.08     13.40
BALANCE SHEET DATA:
Working capital.........    130,406     160,680    146,034   142,466   104,752   96,442    87,629
Plant and equipment, net
 of depreciation........    420,352     406,220    431,853   410,206   210,578  201,720   185,537
Total assets............    785,004     813,032    817,178   760,045   432,360  411,919   376,660
Total debt..............    204,891     231,250    226,589   223,275    53,262   59,034    62,683
Stockholders'
 investment.............    262,027     267,246    266,754   329,073   248,323  236,239   202,893
OTHER DATA:
Cash flow from
 operations.............      2,528       7,511     72,290    59,184    66,344   92,112    38,456
Depreciation and
 amortization...........     11,735      11,319     45,488    39,232    25,833   25,789    23,709
Capital expenditures....     20,751       6,773     67,424    36,002    34,696   35,018    25,471
Cash dividends--common..      3,634       3,623     14,508    13,374    12,397   11,796     9,245
 Per share..............        .25         .25       1.00      1.00      1.00      .94       .74

- --------
(1) Includes results from the Washington Steel Corporation acquisition on April 24, 1992.

                                USE OF PROCEEDS

  Except as otherwise set forth in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including the repayment of debt.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 26, 1994.

                                                                 (IN THOUSANDS)
                                                                 --------------
Current Maturities of Long-Term Debt............................    $  7,685
                                                                    ========
Long-Term Debt
  Borrowings under revolving credit agreements..................    $ 15,000
  7 5/8% notes due 2004, net of unamortized discount of $663....     149,337
  Other.........................................................      32,869
                                                                    --------
    Total Long-Term Debt........................................     197,206

Stockholders' Investment
  Preferred stock, $.01 par value--authorized 1,000,000 shares;
   issued 538,797 shares........................................      32,328
  Common stock, $.01 par value--authorized 40,000,000 shares;
   issued 15,813,259 shares.....................................         158
  Capital in excess of par value................................      82,958
  Earnings invested.............................................     187,344
  Foreign currency translation adjustments......................      (1,077)
  Deferred compensation--ESOP...................................     (25,139)
  Repurchased stock, at cost....................................     (14,545)
                                                                    --------
    Total Stockholders' Investment..............................     262,027

      Total Capitalization......................................    $459,233
                                                                    ========

                         DESCRIPTION OF DEBT SECURITIES

  The Securities are to be issued under an Indenture, dated as of July 1, 1992 (the "Indenture"), between the Company and Continental Bank, National Association, as successor trustee to Morgan Guaranty Trust Company of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Securities may be issued from time to time in one or more series. The particular terms of each series, or of Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

  The term "Securities", as used under this caption, refers to all Securities to be issued under the Indenture and includes the Debt Securities. In addition, the Company's 7 5/8% Notes due 2004 were issued August 4, 1992 under the Indenture.

GENERAL

  The Indenture provides that Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Securities of any series. (Section 301) The Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement will set forth the price or prices at which the Securities to be offered will be issued and will describe the following terms of such Securities: (i) the title of such Securities; (ii) any limit on the aggregate principal amount of such Securities or the series of which they are a part; (iii) the person to whom any interest on such Security shall be payable, if other than the person in whose name that Security is registered; (iv) the date or dates on which the principal of any of such Securities will be payable; (v) the rate or rates at which any of such Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (vi) the place or places where the principal of and any premium and interest on any of such Securities will be payable; (vii) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase any of such Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (ix) the denominations in which any of such Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (x) if the amount of principal of or any premium or interest on any of such Securities may be determined with reference to an index, the manner in which such amounts will be determined;
(xi) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of and any premium and interest on any of such Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for the purpose of determining the principal amount deemed to be Outstanding at any time); (xii) if the principal of or any premium or interest on any of such Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable and the periods within which and the terms and conditions upon which such election is to be made; (xiii) if other than the principal amount thereof, the portion of the principal amount of any of such Securities which will be payable upon declaration of acceleration of the Maturity thereof; and (xiv) any other terms of such Securities not inconsistent with the provisions of the Indenture. (Section 301)

  Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

  The Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

  At the option of the Holder, subject to the terms of the Indenture, Securities of each series will be exchangeable for other Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

  Subject to the terms of the Indenture, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Securities of each series. (Section 1002)

  If the Securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

  Some or all of the Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

  Notwithstanding any provision of the Indenture or any Security described herein, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary except as may be described in the applicable Prospectus Supplement. (Section 204)

  As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Securities represented thereby for all purposes under the Securities and the Indenture. Owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

  Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Securities of a particular series will be payable at the Place of Payment as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. The Places of Payment initially designated by the Company for the Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Places of Payment or rescind the designation of any Places of Payment, except that the

Company will be required to maintain a Place of Payment for the Securities of a particular series. (Sections 301 and 1002)

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may look only to the Company for payment thereof. (Section 1003)

CERTAIN DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate per annum equal to the interest rate borne by the Securities of the series with respect to which such determination of Attributable Debt is made. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after giving appropriate credit for lease payments payable to such person by any sublessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent published balance sheet of the Company and its consolidated Restricted Subsidiaries and computed in accordance with generally accepted accounting principles.

  "Funded Indebtedness" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Indebtedness at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Indebtedness at the amount so capitalized).

  "Indebtedness" means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles at the time of calculation, and (vi) all obligations referred to in (i) through (v) of others guaranteed by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries is otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

  "Nonrecourse Obligation" shall mean indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not currently owned by the Company or any of its Restricted Subsidiaries or (ii) the financing of a project involving the development or expansion of properties of the Company or any of its Restricted Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the general corporate funds, or the assets in general, of the Company or any of its Restricted Subsidiaries or any assets of the Company or any of its Restricted Subsidiaries other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and funds generated by such assets or project), except pursuant to a covenant to pay to such obligee an amount equal to all or a portion of the amount of any dividends received by the obligor of such indebtedness or obligation within the previous 12 months.

  "Principal Property" means any melt shop facility, rolling mill or other facility owned at the date of the Indenture or thereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the present 50 states of the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2 1/2% of Consolidated Net Tangible Assets.

  "Restricted Subsidiary" means a Subsidiary of the Company substantially all the property of which is located, or substantially all the business of which is carried on, within the present 50 states of the United States and which owns a Principal Property.

  "Subsidiary" means a corporation more than 50% of the voting stock of which is directly or indirectly owned by the Company, one or more Subsidiaries of the Company or the Company and one or more Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class has such voting power by reason of any contingency.

CERTAIN COVENANTS OF THE COMPANY

  Limitations on Liens. After the date of the Indenture and so long as any Securities are Outstanding, the Company will not issue, assume or guarantee, and will not permit any Restricted Subsidiary to issue, assume or guarantee, any Indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (any mortgage, pledge, security interest, lien or encumbrance being hereinafter in this provision referred to as a "lien" or "liens") of or upon any Principal Property, whether now owned or hereafter acquired, of the Company or any such Restricted Subsidiary, or of or upon any shares of capital stock or Indebtedness of any Restricted Subsidiary, without effectively providing that the Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Securities) shall be equally and ratably secured by a lien ranking ratably with and equal to (or at the Company's option prior to) such secured Indebtedness; provided, however, that the foregoing restriction shall not apply to: (a) liens on any assets of, or on any shares of capital stock of or Indebtedness of, any corporation existing on the date hereof or at the time such corporation becomes a Restricted Subsidiary; (b) liens on any assets, shares of capital stock or Indebtedness existing at the time of acquisition thereof by the Company or a Restricted Subsidiary, or liens to secure the payment of all or any part of the purchase price of any assets upon the acquisition of such assets by the Company or a Restricted Subsidiary or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within 180 days after such acquisition (or if later in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later) which Indebtedness is incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price thereof, or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any assets theretofore owned by the Company or a Restricted Subsidiary, other than in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located; (c) liens on any assets to secure Indebtedness of a Restricted Subsidiary to the Company or of the Company or a Restricted Subsidiary to any other wholly owned Restricted Subsidiary; (d) liens on any assets, shares of capital stock or Indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary; (e) liens on any assets of the Company or a Restricted Subsidiary in favor of any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (f) liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; (g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets which secured the lien so extended, renewed or replaced (plus improvements and construction on real property); or (h) liens not permitted by clauses (a) through (g) above if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by all such liens not so permitted by clauses (a) through (g) above together with the Attributable Debt in respect of Sale and Leaseback Transactions permitted by paragraph (a) of the Limitations on Sale and Leaseback covenant do not exceed 10% of Consolidated Net Tangible Assets. (Section 1008)

  Limitation on Sale and Leaseback Transactions. The Company will not itself, and will not permit any Restricted Subsidiary to, enter into any transaction after the date of the Indenture with any bank, insurance company or other investor, or to which any such bank, company, lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such bank, company, lender or investor, or to any person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such Principal Property (herein referred to as a "Sale and Leaseback Transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions plus all Indebtedness secured by liens to which paragraph (h) of the Limitation on Liens covenant is applicable would not exceed 10% of Consolidated Net Tangible Assets. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under this provision, Attributable Debt with respect to any Sale and Leaseback Transaction if: (1) the lease in such Sale and Leaseback Transaction is for a period, including renewal rights, of not in excess of three years, or (2) the Company or a Restricted Subsidiary, within 180 days after the sale or transfer shall have been made by the Company or by a Restricted Subsidiary, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors of the Company) to (a) the retirement of Funded Indebtedness of the Company ranking on a parity with or senior to the Securities or the retirement of Funded Indebtedness of a Restricted Subsidiary; provided, however, that the amount to be applied to the retirement of such Funded Indebtedness of the Company or a Restricted Subsidiary shall be reduced by (x) the principal amount of any Securities (or other notes or debentures constituting such Funded Indebtedness) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Indebtedness, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale; and provided, further, that, notwithstanding the foregoing, no retirement referred to in this clause (a) may be effected by a payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or (b) the purchase or construction of other property which will constitute Principal Property having a fair market value, in the opinion of the Board of Directors of the Company, at least equal to the fair market value of the Principal Property leased in such Sale and Leaseback Transaction, or (3) such Sale and Leaseback Transaction is entered into prior to, at the time of, or within 180 days after the later of the acquisition of the Principal Property or the completion of construction thereon, or (4) the lease in such Sale and Leaseback Transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible (in whole or in part) in gross income of the holder by reason of
Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, or (5) the lease payment obligation is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation, or (6) such Sale and Leaseback Transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1009)

  Except as described above, the Indenture will not contain any covenants or provisions that may afford holders of the Securities protection in the event of a highly leveraged transaction.

SUCCESSOR COMPANY

  The Indenture will provide that no consolidation or merger of the Company with or into any other corporation and no conveyance, transfer or lease of its properties and assets substantially as an entirety to any person may be made unless (i) the Person formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental thereto, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed, (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, (iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and, if a supplemental indenture is required for such transaction, such supplemental indenture, complies with the above requirements of the Indenture. (Section 801)

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) default in the payment of the principal of (or any premium, if any, on) any Security of that series at maturity; (b) default in the payment of any interest on any Security of that series when due, continued for 30 days; (c) default in the deposit of any sinking fund payment, when due, in respect of any Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (e) failure to pay at maturity the principal of, or acceleration of, any Indebtedness in a principal amount in excess of $10 million, if such Indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 15 days after there shall have been given, by overnight mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities, a written notice specifying such failure or acceleration and requiring the Company to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a Notice of Default under the Indenture; and (f) certain events in bankruptcy, insolvency or reorganization. (Section 501)

  If an Event of Default with respect to the Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by written notice as provided in the Indenture may declare the principal amount of the Securities of that series (or, in the case of any Security that is an Original Issue Discount Security, such portion of the principal amount of such Security, as may be specified in the terms of such Security) to be due and payable immediately. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of that series. (Section 512)

  No Holder of a Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer of indemnity. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Security. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their best knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or any premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver. (Section 902) The Indenture also permits the Company to omit compliance with certain covenants in the Indenture with respect to Securities of any series upon waiver, before the time of such compliance, by the Holders of a majority in principal amount of Outstanding Securities of such series. (Section 1011)

  The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof and (ii) the principal amount of a Security denominated in one or more foreign currencies or currency units will be the U.S. dollar equivalent, determined in the manner prescribed for such Security, of the principal amount of such Security (or, in the case of a Security described in clause (i) above, of the amount described in such clause). Certain Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that are owned by the Company or an Affiliate, will not be deemed to be Outstanding. (Section 101)

  Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

  If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 403, relating to defeasance and discharge of indebtedness, or Section 1010, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Securities of any series, or to any specified part of a series.

  Defeasance and Discharge. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 403 of the Indenture apply to any Securities, the Company will be discharged from all its obligations with respect to such Securities (except for certain obligations to exchange or register the transfer of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the 91st day after the date of deposit with the Trustee in trust for the benefit of the Holders of such Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge were not to occur. (Section 403)

  Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1010 of the Indenture apply to any Securities, the Company may omit to comply with certain restrictive covenants described in Sections 1008 and 1009 of the Indenture. The

Company, in order to exercise such option, will be required to deposit, in trust with the Trustee for the benefit of the Holders of such Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. The Company will also be required, among other things, to deliver to the Trustee an Officers' Certificate and an Opinion of Counsel to the effect that Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (Section 1010) In the event the Company exercised this option with respect to any Securities and such Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

NOTICES

  Notices to Holders of Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Security is registered as the absolute owner thereof (whether or not such Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

  The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

  Continental Bank, National Association is the Trustee under the Indenture and also acts as the trustee for the Company's 7 5/8% Notes due 2004.

  Upon the occurrence of an Event of Default, or any event of default with respect to the 7 5/8% Notes, the Trustee may be deemed to have a conflicting interest with respect to the Securities for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities (the "Offered Debt Securities") will be named in an applicable Prospectus Supplement.

  Underwriters may offer and sell the Offered Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Offered Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities. The

Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Offered Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Debt Securities for whom they may act as agent. Underwriters may sell Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Debt Securities may be deemed to be underwriting discounts and commissions, under the Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act, and to reimbursement by the Company for certain expenses.

  If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Debt Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  All Offered Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Debt Securities are sold by the Company for public offering and sale may make a market in such Offered Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Debt Securities.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                      VALIDITY OF OFFERED DEBT SECURITIES

  The validity of the Offered Debt Securities will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Certain legal matters will be passed upon for any underwriters or agents by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing. Reference is made to said reports which include an explanatory paragraph with respect to the change in accounting for income taxes and postretirement benefits other than pensions in fiscal 1993 as discussed in Note 1 to the consolidated financial statements.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, AGENT, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT IN CONNEC-TION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY DISTRIBUTOR. THIS PROSPECTUS, PROSPECTUS SUPPLEMENT, AND ANY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS, PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                  -----------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
                             PROSPECTUS SUPPLEMENT
[C]                                                                    [C]
Important Currency Exchange Information...............................  S-2
Description of Notes..................................................  S-2
Special Provisions Relating to Foreign Currency Notes................. S-15
United States Taxation................................................ S-17
Plan of Distribution of Notes......................................... S-23
Validity of Notes..................................................... S-24
Glossary.............................................................. S-25

                                  PROSPECTUS
Available Information.................................................    2
Incorporation of Certain Documents by Reference.......................    2
The Company...........................................................    3
Selected Consolidated Financial Data..................................    5
Use of Proceeds.......................................................    6
Capitalization........................................................    6
Description of Debt Securities........................................    7
Plan of Distribution..................................................   16
Validity of Offered Debt Securities...................................   17
Experts...............................................................   18



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                        [LOGO OF LUKENS APPEARS HERE]

                              U.S. $100,000,000


                         Medium-Term Notes, Series A



- -------------------------------------------------------------------------------
                             PROSPECTUS SUPPLEMENT
- -------------------------------------------------------------------------------


                                CS First Boston

                          J.P. Morgan Securities Inc.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Filing Fee for Registration Statement............................ $ 34,483
      Legal Fees and Expenses..........................................   70,000
      Accounting Fees and Expenses.....................................   25,000
      Trustee Fees and Expenses........................................   20,000
      Printing.........................................................   31,000
      Blue Sky Fees and Expenses.......................................   10,000
      Miscellaneous....................................................   19,517
                                                                        --------
        Total.......................................................... $210,000
                                                                        ========

- --------
* The foregoing expenses, except the Filing Fee for the Registration Statement, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the Company to purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under Section 145.

  Article VIII of the By-laws of the Company provides, in effect, that, in addition to any rights afforded to an officer, director or employee of the Company by contract or operation of law, the Company may indemnify any person who is or was a director, officer or employee of the Company, or of any other corporation which he served at the request of the Company, against any and all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Company or such other corporation or otherwise) civil or criminal, in which he may have become involved, as a party or otherwise, by reason of his being or having been such director, officer or employee of the Company or such other corporation, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in what he reasonably believed to be the best interests of the Company or such other corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Article VIII further provides that any person who is or was a director, officer or employee of the Company or any direct or indirect wholly owned subsidiary of the Company shall be entitled to indemnification as a matter of right if he has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the type described in the foregoing paragraph.

  In addition, the Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies with aggregate limits of $40 million. The risks covered by such policies do not exclude liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

    1   Form of Distribution Agreement.
    4.1 Form of Indenture for Debt Securities (incorporated by reference to
         Exhibit 4.2 included in Registrant's Registration Statement No. 33-
         49112).
    4.2 Instrument of Resignation, Appointment and Acceptance with respect to the Indenture among the Registrant, Continental Bank, National
         Association as Successor Trustee and Morgan Guaranty Trust Company of
         New York as Resigning Trustee.
    5   Opinion of Skadden, Arps, Slate, Meagher & Flom.
    8   Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain tax matters.
   12   Statement Regarding Computation of Ratios.
   23.1 Consent of Arthur Andersen & Co.
   23.2 Consent of Skadden, Arps, Slate, Meagher & Flom (contained in opinion filed as Exhibit 5 to this Registration Statement).
   24   Power of Attorney (included on signature page).
   25   Statement of Eligibility on Form T-1 of Continental Bank, National
         Association to act as Trustee.

ITEM 17. UNDERTAKINGS

  (a) RULE 415 OFFERING. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) INDEMNIFICATION. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COATESVILLE, COMMONWEALTH OF PENNSYLVANIA, ON THIS 17TH DAY OF MAY 1994.

                                          Lukens Inc.

                                                  /s/ William D. Sprague
                                          By:__________________________________
                                             WILLIAM D. SPRAGUE VICE PRESIDENT,
                                               GENERAL COUNSEL AND SECRETARY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitute, and appoints John N. Maier, William D. Sprague, and John C. van Roden, Jr. and each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 17, 1994.

              SIGNATURE                                   TITLE
              ---------                                   -----

          /s/ R.W. Van Sant                 Chairman, Chief Executive Officer
- -------------------------------------       and Director (principal executive
            R.W. VAN SANT                                officer)

          /s/ John N. Maier                   Vice President and Controller
- -------------------------------------        (principal accounting officer)
            JOHN N. MAIER

                                                        Director
- -------------------------------------
        MICHAEL O. ALEXANDER

        /s/ T. Kevin Dunnigan                           Director
- -------------------------------------
          T. KEVIN DUNNIGAN

             SIGNATURE                                  TITLE

        /s/ Ronald M. Gross                            Director
- ------------------------------------
          RONALD M. GROSS

                                                       Director
- ------------------------------------
        NANCY HUSTON HANSEN

     /s/ William H. Nelson, III                        Director
- ------------------------------------
       WILLIAM H. NELSON, III

       /s/ Stuart J. Northrop                          Director
- ------------------------------------
         STUART J. NORTHROP

        /s/ Robert L. Seaman                           Director
- ------------------------------------
          ROBERT L. SEAMAN

      /s/ Harry C. Stonecipher                         Director
- ------------------------------------
        HARRY C. STONECIPHER

         /s/ Joab L. Thomas                            Director
- ------------------------------------
           JOAB L. THOMAS

        /s/ W. Paul Tippett                            Director
- ------------------------------------
          W. PAUL TIPPETT


                               INDEX TO EXHIBITS

  1   Form of Distribution Agreement.
  4.1 Form of Indenture for Debt Securities (incorporated by reference to
       Exhibit 4.2 included in Registrant's Registration Statement No. 33-
       49112).
  4.2 Instrument of Resignation, Appointment and Acceptance with respect to the
       Indenture among the Registrant, Continental Bank, National Association as successor Trustee, and Morgan Guaranty Trust Company of New York as
       Resigning Trustee.
  5   Opinion of Skadden, Arps, Slate, Meagher & Flom.
  8   Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain tax matters.
 12   Statement Regarding Computation of Ratios.
 23.1 Consent of Arthur Andersen & Co.
 23.2 Consent of Skadden, Arps, Slate, Meagher & Flom (contained in opinion filed as Exhibit 5 to this Registration Statement).
 24   Power of Attorney (included on signature page).
 25   Statement of Eligibility on Form T-1 of Continental Bank, National
       Association to act as Trustee.